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Exhibit 5.1

[TAFT, STETTINIUS & HOLLISTER LLP LETTERHEAD]

October 25, 2006

Globalstar, Inc.
461 South Milpitas Blvd.
Milpitas, California 95035

Ladies and Gentlemen:

          We have acted as counsel for Globalstar, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement"), File Number 333-135809, filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 with respect to the sale of up to $135,000,000 of shares of the Company's Common Stock (the "Shares").

          It is our opinion that the registration of the sale of the Shares pursuant to the Registration Statement and the issuance of such Shares by the Company have been duly authorized by all necessary corporate action by the Company. When issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein.

Very truly yours,
TAFT, STETTINIUS & HOLLISTER LLP

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  Exhibit 5.1